Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SAPPHIRE STRIPE HOLDINGS, INC.,

SAPPHIRE STRIPE ACQUISITION COMPANY

and

I-MANY, INC.

Dated as of April 29, 2009

i

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(e)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Bankruptcy and Equity Exception	Section 3.5(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Capitalization Date	Section 3.2(a)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Cash	Section 2.1(c)
Closing Date	Section 1.2
Code	Section 2.3
Company	Preamble
Company Balance Sheet	Section 3.6(b)
Company Board	Section 3.5(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company ESPP	Section 2.4(d)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.10(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.12(a)
Company Meeting	Section 3.5(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.6(a)
Company Software	Section 3.11(b)
Company Stock Options	Section 2.4(a)
Company Stock Plans	Section 2.4(a)
Company Stockholder Approval	Section 3.5(a)
Company Voting Proposal	Section 3.5(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.10
Contract	Section 4.10
Deliverables	Section 3.11(f)
Dissenting Shares	Section 2.5(a)
DGCL	Preamble
EAR	Section 3.22
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)

Terms	Reference in Agreement
Environmental Company Permits	Section 3.14(e)
Environmental Law	Section 3.14(b)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.5(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5(c)
Hazardous Substance	Section 3.14(c)
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 3.11(a)
IRS	Section 3.15(b)
Legal Proceeding	Section 3.13
Liens	Section 3.5(b)
Key Accounts	Section 3.24
Maximum Premium	Section 6.7(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Notes	Section 3.1(k)
Notice Period	Section 6.1(b)
Open Source Code	Section 3.11(e)
Option Consideration	Section 2.4(b)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.6(c)
Relevant Group	Section 3.9(a)
Required Company Stockholder Vote	Section 3.5(d)
Representatives	Section 6.1(a)
SEC	Section 3.5(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.4(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.9(a)
Taxes	Section 3.9(a)
Third Party Confidentiality Obligations	Section 6.1(c)
Third Party Intellectual Property	Section 3.11(b)
Transaction Expenses	Section 2.1(c)
Transitory Subsidiary	Preamble
WARN Act	Section 3.18(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 29, 2009, by and among Sapphire Stripe Holdings, Inc., a Delaware corporation (the “Buyer”), Sapphire Stripe Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and I-many, Inc., a Delaware corporation (the “Company”).

Background

The Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor has entered into the Guarantee, in favor of the Company with respect to the obligations and liabilities of the Buyer and the Transitory Subsidiary arising under, or in connection with, this Agreement; and

The acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

1.

THE MERGER

1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Edison, New Jersey are permitted or required by-law, executive order or governmental decree to remain closed.

1.3    Effects of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.7(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Transitory Sub shall vest in and belong to the Surviving Corporation, and all debts, liabilities and duties of the Company and Transitory Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.4    Directors and Officers of the Surviving Corporation.

(a)    The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b)    The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

2.

CONVERSION OF SECURITIES

2.1    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a)    Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c)    Merger Consideration for Company Common Stock. Subject to Sections 2.2 and 2.3, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.5(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash per share determined by dividing (i) the sum of (A) $36,000,000, plus (B) the aggregate amount of the Company’s cash and cash equivalents (but not “restricted cash” within the meaning of such term as reflected on the Company Balance Sheet) immediately prior to the Effective Time, plus (C) the aggregate exercise price payable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time, minus (D) to the extent not paid prior to the Effective Time, the principal and accrued interest due on the Notes as of the Effective Time, minus (E) to the extent not paid prior to the Effective Time, the amounts, if any, payable on account of the warrants issued by the Company dated November 6, 2006, minus (F) to the extent not paid prior to the Effective Time, the amounts, not to exceed $1,198,887 in the aggregate, payable to employees of the Company pursuant to arrangements in place as of the date hereof, constituting retention, change in control and other payments approved by the board of directors for purposes of ensuring continuity through the Effective Time, minus (G) to the extent not paid prior to the Effective Time, Transaction Expenses, by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon exercise of all in-the-money Company Stock Options outstanding immediately prior to the Effective Time (the “Merger Consideration”). “Transaction Expenses” shall mean all costs and expenses incurred by the Company and its Subsidiaries in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of investment bankers and other financial advisors, brokers and finders, counsel and accountants. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of determining the amount of the Company’s cash and cash equivalents (“Closing Cash”) pursuant to Section 2.1(c)(i)(B) above, not less than three (3) Business Days prior to the Effective Time, the Chief Financial Officer of the Company shall deliver to the Buyer a certificate pursuant to which such officer certifies to the Buyer the amount of cash and cash equivalents as of such date and such officer’s estimate of Closing Cash (as of immediately prior to the Effective Time). Thereafter, following the delivery of such certificate, the Buyer and the Company shall cooperate in good faith to confirm the amount of Closing Cash set forth in such certificate and to update such Closing Cash amount as of immediately prior to the Effective Time.

(d)    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2    Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)    Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b)    Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at Closing to the shareholders of the Company set forth in Section 2.2(b) of the Company Disclosure Schedule to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence acceptable to Buyer that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive pursuant to the provisions of Article II. The term “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

(c)    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)    Investment of Exchange Fund. Buyer may, in its sole discretion, direct the Exchange Agent to invest the Exchange Fund in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; provided, that no such investment or loss thereon shall affect the Merger Consideration payable pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in the Exchange Fund in excess of the amounts required to pay in full the Merger Consideration remaining to be paid under Section 2.1(c) and Section 2.2 shall be paid promptly to Buyer upon request.

(e)    Termination of Exchange Fund. Without limiting Buyer’s right to receive interest and other income in respect of the Exchange Fund pursuant to Section 2.2(d), any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Buyer as indemnity against any claim that may be made against Buyer on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3    Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made.

2.4     Company Stock Plans.

(a)    The Company shall take such action as shall be required:

(i)    to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii)    to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options);

(iii)    to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.4, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration; and

(iv)    to cause each share of Company Common Stock outstanding immediately prior to the Effective Time issued subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreement to vest and become free of such restrictions immediately prior to the Effective Time and thereby entitle the holder of such share of Company Common Stock to receive the Merger Consideration (net of applicable taxes) in accordance with Section 2.1(c).

(b)    Each holder of a Company Stock Option outstanding immediately prior to the Effective Time shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than ten Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without payment of consideration therefor and have no further force or effect.

(c)    As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options a letter describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.4.

(d)    The Company shall terminate its 2000 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of or prior to the Effective Time.

2.5     Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)    If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)    The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”) or as disclosed in any Company SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports, except to the extent such information in “Risk Factors” consists of factual historical statements, and (ii) any forward-looking statements contained in such Company SEC Reports that are of a nature that they speculate about future developments).

3.1    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, fact, event, circumstance, occurrence or development, individually or in the aggregate, with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a)    changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except to the extent the occurrence of such changes or events disproportionately affects the Company);

(b)    changes that are the result of factors generally affecting the industries or markets in which the Company operates (except to the extent the occurrence of such changes disproportionately affects the Company);

(c)    any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation actions of competitors, any delays or cancellations of orders for products or services, losses of employees or any impact on relationships, contractual or otherwise, with customers, suppliers, lenders, creditors, venture partners or employees;

(d)    changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof;

(e)    any action contemplated by the parties in connection with this Agreement (including Section 6.5) or at the request of the Buyer;

(f)    any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(g)    any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (provided that the underlying causes of such failures shall be excluded);

(h)    any stockholder litigation arising from or relating to the Merger;

(i)    a rejection by the Nasdaq Listing Qualifications Hearings Department of the Company’s appeal of the Nasdaq Stock Market’s de-listing order dated November 24, 2008 or the subsequent delisting or suspension from trading of the Company’s stock;

(j)    the occurrence of an Event of Default (as defined therein) under the Company’s Senior Convertible Notes dated December 31, 2007 (the “Notes”) and/or the acceleration of the Notes by any holder thereof (but not including the attachment or seizure of Company assets by any holder thereof pursuant to its rights or remedies with respect thereto);

(k)    a decline in the price of the Company Common Stock;

(l)    any litigation arising from or relating to the transactions contemplated by this Agreement; and

(m)    any natural disaster or other act of God.

3.2     Capitalization.

(a)    The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the date of this Agreement (the “Capitalization Date”), (i) 53,843,938 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. Since the Capitalization Date, there has been no change in the number of shares of outstanding or reserved capital stock of the Company (including restricted stock) or the number of outstanding Company Stock Options (other than upon the exercise of outstanding Company Stock Options or the conversion of securities outstanding on the date hereof convertible into Company Common Stock).

(b)    Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c)    Except (i) as set forth in this Section 3.2, (ii) as reserved for future issuance upon conversion of the Notes, and (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations relating to the capital stock of the Company. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights (other than registration rights granted in connection with the Notes), and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e)    There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”).

3.3     Certificate of Incorporation, By-laws and Minute Books. The Company has made available to Buyer a correct and complete copy of the certificate of incorporation and the by-laws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries. Such certificate of incorporation and by-laws (or similar organizational documents) are in full force and effect. The Company has made available to Buyer correct and complete copies of the minutes of all meetings of the Company Board and each committee of the Company Board held from January 1, 2006 through March 17, 2009.

3.4    Subsidiaries.

(a)    Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company, its name and jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock, other ownership interests, options, warrants, rights, calls, or commitments relating to any securities or convertible or exchangeable into securities; provided, however, that for the purposes of this Agreement, the term “Subsidiary” shall not be deemed to include any entity in which such party (or a Subsidiary of such party) holds in an investment account securities that are (i) traded on a national securities exchange, and (ii) do not, in the aggregate, represent greater than 3% of the voting power of all outstanding stock or ownership interests of such entity.

(b)    Each Subsidiary of the Company is a corporation (or foreign equivalent) duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)    The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.5    Authority; No Conflict; Required Filings and Consents.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)    The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) except for any consents or notices that may be required under the Company Leases, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.5(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) the notifications required by the Nasdaq Listing Qualifications Hearings Department in connection with the Company’s appeal of the Nasdaq Stock Market’s de-listing order dated November 24, 2008 and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d)    The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. Other than the Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.6    SEC Filings; Financial Statements; Information Provided.

(a)    The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which are expected to have a Material Adverse Effect on the Company. The consolidated balance sheet of the Company as of December 31, 2008 is referred to herein as the “Company Balance Sheet.”

(c)    The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should become Known to an executive officer of the Company, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

3.7    No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet or contractual liabilities, the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.8    Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect, (ii) any fact, circumstance, event, change, effect or occurrence that would reasonably be expected to have a Company Material Adverse Effect, or (iii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (b), (g) and (h) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.9    Taxes.

(a)    All income and other material Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries and any Relevant Group have been timely filed (taking into account any extension of time to file), and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid all material Taxes due and payable (whether or not shown on a Tax Return) by the Company, any of its Subsidiaries or any Relevant Group. For purposes of this Agreement: (i) “Taxes” means all taxes, charges, fees, levies, duties or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax or additional amounts with respect thereto resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (ii) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes, and (iii) “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any of its Subsidiaries is or was a member.

(b)    The Company has made available to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004.

(c)    Neither the Company nor any of its Subsidiaries: (i) has made any payments or is currently obligated to make any payments or is party to an agreement that could obligate it as a result of the Merger (either alone or upon the occurrence of any additional or subsequent events) to make payments that would result in a non-deductible expense under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d)    Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e)    Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied in all material respects with all information reporting requirements.

(f)    There is no current or pending action, audit, dispute or claim and none has been proposed or threatened in writing with respect to the Company or any of its Subsidiaries in respect of any income or any other material Taxes.

(g)    No claim has been made in the last seven years by an authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that any of them may be subject to taxation by that jurisdiction.

(h)    There are no Liens on any of the assets of any of the Company or any of its Subsidiaries with respect to Taxes except for statutory liens for current Taxes not yet due.

(i)    Neither the Company nor any of its Subsidiaries is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(j)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period described in Section 897(c)(1)(A)(ii) of the Code.

(k)    The foreign Subsidiaries of the Company have properly been treated as corporations for US federal income tax purposes since their inception and have not made any election pursuant to Section 7701 of the Code to be treated as otherwise.

(l)    None of the Company or any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code.

(m)    Neither the Company nor any Subsidiary is subject to any private ruling from any taxing authority or any material agreement with a taxing authority.

3.10    Owned and Leased Real Properties.

(a)    Neither the Company nor any Subsidiary owns any real property.

(b)    Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of each premises, annual base rental amount of each premises, the expiration date of each lease, sublease or license (as applicable). Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its

Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases. No real property, other than the Company Leases, is used in connection with the business of the Company.

(c)    Provided all required consents and notices under the Company Leases are obtained and given, the transactions under the Merger Agreement will not cause a default under the Company Leases; each of the Company Leases is in full force and effect in accordance with its respective terms; there exists no default by the Company (or to the knowledge of the Company by the landlord thereunder) or, to the knowledge of the Company, circumstance, which, with the giving of notice, the passage of time or both, is reasonably likely to result in a default under the Company Leases; and the Company has complied with and timely performed, in all material respects, all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Company Leases.

(d)    Neither the Company nor any of its Subsidiaries has entered into any leases, subleases, licenses, concessions or any other contract granting any Person the right of occupancy or use of any part of the leased real property set forth in Section 3.10(b) of the Company Disclosure Schedule (the “Leased Properties”), which remains in force and effect or with respect to which the Company has any continuing obligation or liability.

(e)    To the knowledge of the Company, none of the Leased Properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially interfere with or impair the present use thereof in the Ordinary Course of Business of the Company.

(f)    Neither the whole nor any portion of any of the Leased Properties has been condemned, requisitioned or otherwise taken by any public authority and no written notice of any such condemnation, requisition or taking (or threat thereof) has been received by the Company.

3.11    Intellectual Property.

(a)    The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as conducted currently or previously conducted (in each case excluding generally commercially available, off-the-shelf desktop software programs having a license fee per user of less than $300), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b)    The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf desktop software programs having a license fee per user of less than $300 (the “Third Party Intellectual Property”). Section 3.11(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all software programs and applications owned by the Company or its Subsidiaries (the “Company Software”), Section 3.11(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the registered Intellectual Property owned by the Company or its Subsidiaries, Section 3.11(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property.

(c)    All registrations for trademarks and service marks, copyrights and patents that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries, as applicable, have taken commercially reasonable actions to maintain and protect their material Intellectual Property.

(d)    To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2008, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e)    With respect to Company Software:

(i)    The Company and its Subsidiaries have developed the Company Software through their own efforts and for their own account, or through the use of consultants all of whose rights therein have been assigned to the Company, and the Company Software is free and clear of all Liens. No portion of the Company Software contains, embodies, uses, copies, comprises or requires the Intellectual Property of any third party.

(ii)    Section 3.11(e)(ii) of the Company Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or distributed with, any Company Software or from which any part of any Company Software is derived, (ii) the name and version number of the applicable license agreement for each such item of Open Source Code, (iii) the Company Software to which each such item of Open Source Code relates and (iv) a reasonably detailed description of the manner in which such Open Source Code is used, modified and/or distributed by the Company and its Subsidiaries. The Company and its Subsidiaries have not incorporated Open Source Code into the Company Software, distributed Open Source Code in conjunction with Company Software or used Open Source Code, in each case in a manner that requires that any of the Company Software (other than such Open Source Code) be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge. For purposes of this Agreement, “Open Source Code” means any software code (including, without limitation, any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(iii)    To the Company’s Knowledge, no third party possesses any copy of any material source code for any Company Software. The Company and its Subsidiaries have no contractual obligation to provide any source code for any Company Software to any other person, and neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger give rise to such an obligation.

(f)    With respect to work product and other deliverables created by the Company in the performance of consulting, support and other services for third parties (“Deliverables”), except to the extent not reasonably likely to have a Material Adverse Effect:

(i)    The Company and its Subsidiaries have developed the Deliverables through their own efforts, or through the use of consultants all of whose rights therein have been assigned to the Company, and the

Deliverables are free and clear of all Liens. No portion of the Deliverables contains, embodies, uses, copies, comprises or requires the Intellectual Property of any third party. Section 3.11(f)(i) of the Company Disclosure Schedule accurately identifies each contract or agreement pursuant to which the Company assigned ownership of a Deliverable or granted an exclusive license to a Deliverable to any third party.

(ii)    Section 3.11(f)(ii) of the Company Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or distributed with, any Deliverable or from which any part of any Deliverable is derived, (ii) the name and version number of the applicable license agreement for each such item of Open Source Code, (iii) the Deliverable(s) to which each such item of Open Source Code relates and (iv) a reasonably detailed description of the manner in which such Open Source Code is used, modified and/or distributed by the Company and its Subsidiaries. The Company and its Subsidiaries have not incorporated Open Source Code into the Deliverables, distributed Open Source Code in conjunction with Deliverables or used Open Source Code, in each case in a manner that requires that any of the Deliverables (other than such Open Source Code) be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(iii)    To the Company’s Knowledge, no third party possesses any copy of any material source code for any Deliverables other than those Deliverables produced under a contract or agreement identified in Section 3.11(f)(i) of the Company Disclosure Schedule. The Company and its Subsidiaries have no contractual obligation to provide any source code for any Deliverables to any other person, and neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger give rise to such an obligation.

3.12    Contracts.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iii) any “material contract” currently filed as an exhibit to the Company SEC Reports, and (iv) any employment or consulting agreement with any executive officer or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b)    Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.13    Litigation. There is no litigation, action, suit, claim, proceeding or arbitration (a “Legal Proceeding”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, if adversely determined would have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.14    Environmental Matters.

(a)    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company is in compliance with all Environmental Laws, and neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws.

(b)    For purposes of this Agreement, the term “Environmental Law” means any law, rule, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)    For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d)    The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

(e)    The Company and each of its Subsidiaries have all environmental permits, licenses, approvals and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such environmental permits, licenses, approvals and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Environmental Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Environmental Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.15    Employee Benefit Plans.

(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans sponsored, maintained, contributed to, or obligated to be contributed to by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or with respect to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates may have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Buyer.

(b)    With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (including any amendments thereto), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent IRS determination letter relating to each Company Employee Plan intended to be qualified under Section 401(a) of the Code and a list identifying all amendments not covered by such determination or notification letter, including the date such amendments were adopted and effective, and (v) all material correspondence with any Governmental Entity relating to any Company Employee Plan.

(c)    Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d)    As of Closing, the Company has made all required contributions to each of the Company Employee Plans with respect to all periods of time occurring prior to Closing. Following Closing, the Company shall not be required to make any contribution to any Company Employee Plan with respect to any period of time occurring prior to Closing. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e)    All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f)    Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever sponsored, maintained, contributed to or had any liability with respect to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) ever been obligated to contribute to or had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (iii) ever sponsored, maintained, contributed to or had any liability with respect to a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g)    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer, employee or other service provider of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer, employee or other service provider; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (in both cases either alone or upon the occurrence of any additional or subsequent events). The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former director, executive officer, employee or other service provider of the Company or any of its Subsidiaries.

(h)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i)    Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (i) has been operated since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (ii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option issued by the Company (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

3.16    Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, to the Company’s Knowledge, since January 1, 2008 has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17     Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.18    Labor Matters.

(a)    Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries, along with the position and the annual rate of base compensation, variable compensation and incentive compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. No union claims to represent any employees of the Company. To the Company’s Knowledge, there are no labor union activities or other concerted activities among the employees of the Company. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(b)    The Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or international laws), affecting any site of employment or one or more facilities or operating units within any site of employment or facility or (ii) a “mass layoff” (as defined in the WARN Act or any similar state or local laws) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act (or any similar state, local or international law).

3.19    Opinion of Financial Advisor. The financial advisor of the Company, Montgomery & Co. LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.20    Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Montgomery & Co. LLC, whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Montgomery & Co. LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.22    Export Controls. All of the Company’s exports and “deemed exports” have been made in accordance with applicable laws, including but not limited to all U.S. export controls laws (including without limitation the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations), and no issue has been raised with the Company by any Governmental Entity that is currently pending in connection with any export transaction or relating to any audit, examination or investigation of any of the Company’s export activities. The Company has filed all required reports under the EAR and is not subject to any violation for failure to file reports. The Company is not subject to any claim or court order of any Governmental Entity that would bar it from exporting or otherwise limit its exporting activities, or subject it to any fine or penalty arising out of or related to the Company’s export transactions.

3.23    Transactions with Affiliates. No Affiliate of the Company or any of its Subsidiaries has: (i) borrowed money from or loaned money to the Company or any of its Subsidiaries which remains outstanding or (ii) any contractual arrangements with the Company or any of its Subsidiaries involving future payments to or by the Company or any of its Subsidiaries exceeding Five Thousand Dollars ($5,000) in the aggregate.

3.24    Relationship with Customers. The Company’s and each of the Subsidiaries’ contracts and customer relationships which have been terminated or cancelled during the period between May 1, 2008 and the date of this Agreement are set forth and described in Section 3.24 of the Company Disclosure Schedule. Section 3.24 of the Company Disclosure Schedule also contains a list of the names of each of the customers of the Company and each of the Subsidiaries who, in the aggregate for the fiscal year ended in 2008, accounted for gross sales of at least $250,000 (the “Key Accounts”), indicating the dollar amount of sales to each such customer during such fiscal year. Prior to the date of this Agreement, none of the Key Accounts has terminated, or indicated in writing to the Company an intention or plan to terminate, nor to the Company’s Knowledge do the Company’s Key Accounts have as of the date of this Agreement an intention or plan to terminate, their relationship with the Company or any of the Subsidiaries.

3.25    Insurance. Section 3.25 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all policies of insurance held by, or maintained on behalf of, the Company or any of its subsidiaries, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date, which, in the reasonable judgment of the Company covers risks customarily insured by businesses similar to the Company. All such policies are in full force and effect and neither the Company, nor any of its Subsidiaries has committed any default thereunder. Neither the Company, nor any of its Subsidiaries has received any written notice as of the date of this Agreement of cancellation, material amendment or dispute as to coverage with respect to any such policies. The Company shall provide the Buyer with prompt notice of the receipt, after the date of this Agreement but prior to the Closing, of any written notice of cancellation, material amendment or dispute as to coverage with respect to any such policies.

3.26    Certain Contracts. Section 3.26(a) of the Company Disclosure Schedule sets forth a list of all contracts that require the Company or any of its Subsidiaries to provide licenses or services exclusively to any

Person with respect to any product or service offered by the Company or any of its Subsidiaries. Section 3.26(b) of the Company Disclosure Schedule sets forth a list of all contracts that require the Company or any of its Subsidiaries to adjust automatically the price of any product or service based on terms offered to another customer of the Company or any of its Subsidiaries (i.e. a “most favored nation” provision). Section 3.26(c) of the Company Disclosure Schedule sets forth a list of all contracts that the Company does not have the right to terminate without penalty within three years of the date of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1    Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2    Authority; No Conflict; Required Filings and Consents.

(a)    Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d)    No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3    SEC Filings; Information Provided.

(a)    Neither the Buyer, nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)    The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4    Absence of Certain Changes or Events. Since the date of this Agreement, there has not been a Buyer Material Adverse Effect.

4.5    Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6    Financing. The Buyer and the Transitory Subsidiary have available sufficient funds, and will have at the Closing, sufficient funds on hand to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.8    Guarantee. Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of LLR Equity Partners III, L.P. (the “Guarantor”) in the form attached as Exhibit A to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

4.9    Management Arrangements. As of the date hereof, the Buyer has not provided any of the officers of the Company (or any of its Affiliates), any employee related Contract that Buyer requires to become effective upon consummation of the Merger.

4.10    Agreements with Company Shareholders. As of the date hereof, none of the Buyer, the Transitory Subsidiary or any of their respective Affiliates is a party to any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement (a “Contract”), or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock that is not an officer or employee of the Company or one of its Subsidiaries concerning any investments to be made in, or contributions to be made to, the Buyer or the Transitory Subsidiary in connection with the Merger and/or any other transactions contemplated by this Agreement.

5.

CONDUCT OF BUSINESS

5.1    Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (i) carry on its business in the Ordinary Course of Business, (ii) maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and (iii) preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b)    except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or warrants to purchase Company Common Stock or conversion of Notes outstanding on the date of this Agreement or pursuant to the Company ESPP);

(c)    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d)    acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)    sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or any of its Subsidiaries whose fair market value, in the aggregate, exceeds $100,000 other than in the Ordinary Course of Business; provided, however such sale, lease, license, pledge, other disposition or encumbrance is not prohibited by Section 13(c) of the Notes;

(f)    adopt or implement any stockholder rights plan;

(g)    (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, and (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, as clauses (A) and (B) may be permitted under Section 13(b) of the Notes), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than a wholly-owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.8 of the Company Disclosure Schedule;

(i)    make any changes in accounting methods (including Tax accounting methods), principles or practices, except insofar as may have been required by a change in GAAP;

(j)    except in the Ordinary Course of Business, enter into any material contract or agreement relating to the exclusive distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(k)    except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and except for the payment of annual bonuses and commissions to employees for the

Company’s 2008 fiscal year, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l)    open any facility or office;

(m)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

(n)    enter into any new line of business;

(o)    modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the Ordinary Course of Business or enter into any contract that would be a Company Material Contract if in existence on the date hereof other than in the Ordinary Course of Business; or

(p)    make, amend or revoke any material election with respect to Taxes or enter into any material agreement or arrangement with respect to Taxes.

5.2    Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 12, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

6.

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    No Solicitation or Negotiation. The Company and its Subsidiaries shall, and the Company and its Subsidiaries shall direct or use its reasonable best efforts to cause their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and, as promptly as practicable, and in any event not later than five days after the date hereof, request and thereafter use their reasonable best efforts to obtain the return or destruction (and certification thereof) of all confidential material provided to other persons interested in acquiring the Company or who otherwise participated, as a potential bidder or as an advisor or Representative to a potential bidder, in the possible acquisition of the Company. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall direct or use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i)    solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may take the following actions if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal and that the taking of such action is consistent with fiduciary duties under applicable law: (A) furnish information with respect to the Company to any Person (and the Representatives of such person) making an Acquisition Proposal pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions), (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i)    except as set forth in this Section 6.1, withhold, withdraw, amend, modify or change, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii)    cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii)    except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal;

Notwithstanding anything to the contrary set forth in this Agreement, but subject to the payment of any fees set forth in Section 8.3, (a) the Company Board may withhold, withdraw, amend, modify or change its recommendation with respect to the Company Voting Proposal if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law, and (b) the Company Board can adopt, approve or recommend an Acquisition Proposal or cause or permit the Company to enter into an Alternative Acquisition Agreement relating to such Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal is a Superior Proposal and that the taking of such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law; provided, however, that the Company Board may not take any actions in subclause (b) unless (A) the Company shall have provided prior written notice to the Buyer at least five (5) calendar days in advance (the “Notice Period”) of its intention to take any such action, and (B) prior to taking any action in subclause (b), the Company shall, and shall cause its financial and legal advisors, during the Notice Period, to negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms of this Agreement, including an increase in, or modification of, the Merger Consideration so that the Acquisition Proposal no longer constitutes a Superior Proposal.

(c)    Notices to the Buyer. The Company shall promptly advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. The Company shall keep the Buyer reasonably informed of the status and the material terms (including any change to any material term thereof) of any Acquisition Proposal or inquiry, subject to any confidentiality obligations with respect thereto (“Third Party Confidentiality

Obligations”); provided, however, the parties hereby acknowledge that the terms and conditions of the Acquisition Proposal itself (other than the identity of the maker thereof) shall not, under any circumstances, be subject to Third Party Confidentiality Obligations.

(d)    Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e)    Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer received by the Company after the execution of this Agreement from any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) relating to any direct or indirect acquisition of 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 25% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction of the sale or other transfer or all or substantially all of its assets involving the Company or any of its Subsidiaries, other than the Merger.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, a business combination, a recapitalization, a liquidation, a dissolution, a sale of its assets or other similar transaction, (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement and (ii) that the Company Board determines in its good faith judgment is highly likely of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2    Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Notwithstanding the foregoing, the Company will use its commercially reasonable efforts to file a preliminary Proxy Statement with the SEC within 10 business days of the date of this Agreement. The Company shall respond as promptly as practicable to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall provide Buyer with a reasonable opportunity to review and comment on (i) the draft of the Proxy Statement and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Proxy Statement with, or sending such responses and replies to, the SEC. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3    Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.4    Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market (if then applicable to the Company) to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal, except as permitted by the last sentence of Section 6.1(b). Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market (if then applicable to the Company) or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.5    Legal Conditions to the Merger.

(a)    Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i)    take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)    as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)    as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv)    execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law

(including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b)    Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the Hart-Scott-Rodino Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)    Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.5.

6.6    Public Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Buyer and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, the Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation of the other party, except as may be required by law or by any listing requirement with a national securities exchange.

6.7    Indemnification.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) business days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.

(b)    The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c)    Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, including a “tail” policy, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(d)    The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e)    The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by-law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemified Party, or any Person who is a beneficiary under the policies referred to in this Section 6.7, and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(f)    If the Surviving Corporation (or the Buyer) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or the Buyer) set forth in this Section 6.7.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

6.8     Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.9    Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

6.10    FIRPTA Certificate. The Company shall deliver to the Buyer a certificate, in form and substance reasonably satisfactory to the Buyer, to the effect that any interest in the Company is not a U.S. real property interest for purposes of Sections 897 and 1445 of the Code.

6.11    Service Credit. Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below) and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.12    [Intentionally Omitted]

6.13    Company Stockholder, Director and Management Arrangements. Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates provides a compensatory Contract to any employee of the Company for consideration in connection with the Merger, the Buyer or Transitory Subsidiary shall promptly thereafter provide an initial copy and the final executed version of such Contract, if any, to the Company.

6.14    Legal Proceedings. Notwithstanding anything set forth herein to the contrary, the institution of any Legal Proceeding by the Company (or its Affiliates) against the Buyer, the Transitory Subsidiary, the Guarantor or any of their respective Affiliates shall not preclude, limit or otherwise impair the ability of the Buyer and the Transitory Subsidiary to consummate the Merger and the other transactions contemplated hereby during the pendency of such Legal Proceeding. If the Buyer and the Transitory Subsidiary consummate the Merger and the other transactions contemplated hereby at any time during which any Legal Proceeding is pending between the Company and the Buyer, the Transitory Subsidiary, the Guarantor or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, the Company (and its Affiliates) shall agree to dismiss any such Legal Proceeding with prejudice effective as of the Effective Time. During the pendency of any such Legal Proceeding, the Company shall not take any action, or omit to take any action, that is intended (or would reasonably be expected) to preclude, limit or otherwise impair the ability of the Buyer and the Transitory Subsidiary to consummate the Merger and the other transactions contemplated hereby.

7.

CONDITIONS TO MERGER

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)    Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(c)    Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(d)    No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect in the United States or any State thereof of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2    Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a)    Representations and Warranties. (i) the representations and warranties of the Company set forth in Section 3.2 and Section 3.5 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. Without limiting the foregoing, the Buyer agrees that the loss of customers or other decline in the revenues of the Company shall not constitute a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities and other third parties listed on Section 7.2(c) of the Company Disclosure Schedule shall have been obtained, all on terms and conditions reasonably satisfactory to the Buyer.

(d)    Dissenters. The holders of not more than 20% of the outstanding Company Common Stock shall have demanded appraisal of such shares of Company Common Stock in accordance with the DGCL.

7.3    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b)    Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

8.

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a)    by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b)    by either the Buyer or the Company if the Merger shall not have been consummated by August 31, 2009 (the “Outside Date”); provided that if the SEC notifies the Company that it will review and comment on the preliminary Proxy Statement, the Outside Date shall automatically cease to be August 31, 2009 and shall thereafter be September 30, 2009 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)    by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)    by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e)    by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced and be continuing (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer, (iv) the Company Board shall have failed to reconfirm the approval of the Company Voting Proposal in the Proxy Statement within five Business Days after a written request by Buyer to do so, or (v) the Company shall have materially breached its obligations under this Agreement by reason of a failure to call or hold the Company Meeting in accordance with Section 6.4 or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 6.2; or

(f)    by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Superior Proposal; provided, such termination shall not occur until the Company has made the payments required by Section 8.3(b) and Section 8.3(c);

(g)    by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer (but not later than the Outside Date); or

(h)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company (but not later than the Outside Date).

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for fraud or any breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3    Fees and Expenses.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b)    The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel and accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i)    by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), 7.2(b), 7.2(c) or 7.2(e) by the Outside Date shall have resulted in the Closing not occurring; or

(ii)    by the Buyer pursuant to Sections 8.1(e), (f) or (g).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

(c)    The Company shall pay the Buyer a termination fee of $1,350,000 in the event of the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), such amount to be paid by wire transfer of same-day funds on the date of termination. In addition, the Company shall pay the Buyer a termination fee of $1,350,000 in the event this Agreement is terminated pursuant to Section 8.1(b) (without the Company Meeting having occurred), Section 8.1(d) or Section 8.1(g) (but only, in the case of Section 8.1(g), if the breach giving rise to such termination is willful or knowing), in each case if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remains outstanding at termination of the Agreement and within 12 months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the company is consummated. Any fee due pursuant to the immediately preceding sentence shall be paid to the Buyer by wire transfer of same-day funds on the date of the consummation of the transaction which is the subject of the Acquisition Proposal.

(d)    Without limiting the liability of the Buyer or the Transitory Subsidiary on account of any breach of this Agreement, the Buyer shall pay the Company up to $500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i)    by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b); or

(ii)    by the Company pursuant to Section 8.1(h).

The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

(e)    In the event that the Buyer shall receive payment pursuant to Section 8.3(c) hereof, the receipt of such fee, together with any amounts otherwise due hereunder, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4    Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto acknowledge and agree that the consent of any third party beneficiary of this Agreement created pursuant to Section 9.4 shall not be required to amend this Agreement nor shall any such third party have a right to consent to any such amendment.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.

MISCELLANEOUS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.7 and 6.11 and Article IX.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) by facsimile, PDF or other electronic transmission, in each case to the intended recipient as set forth below:

(a)    if to the Buyer or the Transitory Subsidiary, to

LLR Equity Partners III, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attn: Gregory M. Case

Email: gcase@llrpartners.com

Fax: (215) 717.2270

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attn: Bruce K. Fenton, Esq.

Fax: (215) 981-4750

if to the Company, to

I-many, Inc.

399 Thornall Street, 7th Floor

Edison, NJ 08837

Attn: Kevin M. Harris

Fax: (207) 828-0492

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Jeffrey A. Stein

Fax: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4    No Third Party Beneficiaries. Except (i) as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Section 6.11 (with respect to which the Continuing Employees shall be third party beneficiaries), (ii) prior to the Effective Time, for the right of the Company, on behalf of the holders of shares of the Company Common Stock, to pursue claims for damages to such holders and equitable relief for any breach of this Agreement by the Buyer or the Transitory Subsidiary which is (a) material and (b) willful or knowing (whether or not this Agreement has been validly terminated pursuant to Sections 8.1(a), (b), (c), (d) or (h)), which right is hereby expressly acknowledged and agreed by the Buyer and the Transitory Subsidiary, and (iii) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article II, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The rights granted pursuant to clause (ii) of this Section 9.4 shall only be enforceable by the Company in its sole and absolute discretion, it being understood and agreed that any rights of the holders of shares of the Company Common Stock created thereby shall be for the sole purpose of the Company seeking claims for damages or equitable relief and for no other purposes. Under no circumstances shall the rights of holders of shares of Company Common Stock granted pursuant to clause (ii) of this Section 9.4 as third-party beneficiaries hereunder be enforceable by such shareholders or any other person acting for or on their behalf other than the Company and its successors in interest. In addition, the Company hereby agrees that it will only accept the payment of any damages awarded pursuant to claims brought under clause (ii) of this Section 9.4 on behalf of holders of shares of Company Common Stock if the Buyer and the Transitory Subsidiary are found to have materially, and willfully or knowingly, breached their respective obligations to consummate the Merger under Article II of this Agreement and a court of competent jurisdiction has declined to specifically enforce the obligations of the Buyer and the Transitory Subsidiary to consummate the Merger pursuant to a claim for specific performance brought against the Buyer and the Transitory Subsidiary pursuant to Section 9.10 and applicable law.

9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified; provided, however, that no such action shall expand the intended third party beneficiaries to this Agreement or increase any third party beneficiary rights created pursuant to Section 9.4 hereof or otherwise. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7    Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission.

9.8    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Buyer and the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Guarantee, the Company, on the one hand, and the Buyer and the Transitory Subsidiary, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guarantee, and this right shall include the right of the Company to fully enforce the terms of the Guarantee against the Guarantor to the fullest extent permissible pursuant to the Guarantee and applicable laws and to cause the Merger to be consummated. The Buyer and the Transitory Subsidiary hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Buyer or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Buyer and the Transitory Subsidiary under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or the Guarantee (including monetary damages) in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Guarantee that may be available then or thereafter.

9.11    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by-law.

9.12    Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13    Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.13 of the Company Disclosure Schedule after reasonable inquiry into the subject matter thereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SAPPHIRE STRIPE HOLDINGS, INC.

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

SAPPHIRE STRIPE ACQUISITION COMPANY

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

I-MANY, INC.

By:	/s/ John A. Rade
Name:	John A. Rade
Title:	CEO & President

[Signature page to Agreement and Plan of Merger]

Exhibit A

GUARANTEE

OF

LLR EQUITY PARTNERS III, L.P.

GUARANTEE, dated as of April 29, 2009 (this “Guarantee”), is by LLR Equity Partners III, L.P. (the “Guarantor”), in favor of I-many, Inc., a Delaware corporation (the “Company”).

1.    GUARANTEE. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of April 29, 2009 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, SAPPHIRE STRIPE HOLDINGS, INC., a Delaware corporation (“Buyer”), and SAPPHIRE STRIPE ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Buyer (“Transitory Subsidiary”), pursuant to which Transitory Subsidiary will merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual observance, payment, performance and discharge of any and all obligations of Buyer and Transitory Subsidiary pursuant to the Merger Agreement, including, without limitation, the Buyer’s obligations under Article I and Section 9.10 of the Merger Agreement and Buyer’s obligations to pay any amounts under Section 9.4 of the Merger Agreement (if applicable) to the Company in accordance with the terms of the Merger Agreement (the “Obligations”).

2.    NATURE OF GUARANTEE. The Company shall not be obligated to file any claim relating to the Obligations in the event that Buyer or Transitory Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder; provided however that the Company hereby assigns to Guarantor the right to file such a claim, in the Company’s name or in the name of the Guarantor or any assignee thereof, in the event that the Company fails to so file within twenty (20) days prior to any deadline for such filing. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor’s liability hereunder shall be revived and reinstated with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and performance and not of collectibility. The Guarantor expressly reserves the right to assert defenses which Buyer or Transitory Subsidiary may have to payment or performance of any Obligations other than defenses arising from the bankruptcy or insolvency of Buyer or Transitory Subsidiary and those expressly waived in this Guarantee.

3.    CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment or performance of any of the Obligations, and may also make any agreement with Buyer or Transitory Subsidiary for the extension, renewal, payment, performance, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Buyer or Transitory Subsidiary or any such other person without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Transitory Subsidiary or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Buyer, Transitory Subsidiary or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment or performance of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Buyer and Transitory Subsidiary in accordance with Section 9.2 of the Merger Agreement), any right to require the marshalling of assets of the Buyer or Transitory Subsidiary or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (x) gross negligence, fraud or willful misconduct by the Company or any of its Subsidiaries or (y) defenses to the payment or performance of the Obligations that are available to Buyer or Transitory Subsidiary under the Merger Agreement or breach by the Company of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

4.    NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.    REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)    the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)    all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c)    this Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)    Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof. Without limiting the foregoing, the balance sheet of the Guarantor which has been provided to the Company presents fairly the financial condition of the Guarantor at the date indicated.

6.    NO ASSIGNMENT. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7.    NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days (as defined in the Merger Agreement) after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below. All notices to the Guarantor hereunder shall be delivered as set forth below:

LLR Equity Partners III, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Attn: Gregory M. Case

Fax: (215) 717-2270

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement. All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8.    CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all amounts payable under this Guarantee have been paid or satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest of (a) the Effective Time (as defined in the Merger Agreement), and (b) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment or performance of any Obligation presented by the Company to Buyer, Transitory Subsidiary or the Guarantor by such first anniversary, in which case such claim shall survive until the earlier of (i) all amounts payable under this Guarantee (as the same may be finally determined by a court of competent jurisdiction or mutually agreed by the Parties) have been paid or satisfied in full; and (ii) determination by a court of competent jurisdiction that no amounts are payable hereunder. If any payment or payments made by Buyer or Transitory Subsidiary or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

9.    CAPITAL CALL TO SUPPORT GUARANTEE. Without limiting the obligations of the Guarantor pursuant to this Guarantee or, except as set forth in this Section 9, the remedies available to the Company to enforce this Guarantee or on account of a breach of the obligations of the Guarantor pursuant to this Guarantee, if a court of court of competent jurisdiction, pursuant to a claim brought against the Buyer and the Transitory Subsidiary pursuant to Section 9.10 of the Merger Agreement and applicable law, has issued a final non-appealable order to (i) specifically enforce the obligations of the Buyer and/or the Transitory Subsidiary to consummate the Merger or (ii) require the Buyer and/or the Transitory Subsidiary to pay damages to the Company, then if and to the extent necessary in order to perform its obligations under this Guarantee, Guarantor shall, in accordance with the terms and conditions of its limited partnership agreement, promptly issue a notice to its limited partners to contribute capital to Guarantor. The parties hereto specifically agree and acknowledge that nothing herein shall create a right on the part of the Company, or its stockholders or any third party, against or relating to the limited partners of Guarantor, including any right to require a capital contribution from, obtain information from or relating to, or communicate to or with, such limited partners.

10.    GOVERNING LAW. This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.    COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile and other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LLR EQUITY PARTNERS III, L.P.

By:	/s/ Gregory M. Case
Name: Gregory M. Case
Title: Member

Accepted and Agreed to:

I-MANY, INC.

By:	/s/ John A. Rade

Name:	John A. Rade
Title:	CEO & President